SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 1, 2004

AVALON HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-14105	34-1863889
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One American Way, Warren, Ohio 44484

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (330) 856-8800

(Former name and address, if changed since last report)

There are no exhibits

AVALON HOLDINGS CORPORATION

Cross Reference Sheet showing location in Current Report of Information Required Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

	Current Report Item	Caption in Current Report
Item 1.	Changes in Control of Registrant	Not Applicable

Item 2.	Acquisition or Disposition of Assets	Not Applicable

Item 3.	Bankruptcy or Receivership	Not Applicable

Item 4.	Changes in Registrant’s Certifying Accountant	Not Applicable

Item 5.	Other Events	Ted Wesolowski’s resignation as President and Chief Executive Officer

Item 6.	Resignations of Registrant’s Directors	Not Applicable

Item 7.	Financial Statements and Exhibits	Not Applicable

Item 8.	Change in Fiscal Year	Not Applicable

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ITEM 5. Other Events

Ted Wesolowski, President and Chief Executive Officer of Avalon Holdings Corporation (the “Company”) announced today that he would be resigning his position effective March 15, 2004 stating: “I was brought on board to assist with the strategic evaluation of our businesses. We have since divested our environmental consulting and remediation operations, and we have realigned our credit and collection policies to minimize exposure to bankruptcies and other payment concerns. We have also taken advantage of market opportunities to expand our involvement in the golf business. The Company is now in a much better position to focus its efforts on continued improvement of its remaining lines of business. I intend to stay actively involved with the Company after my departure, will continue to serve as a member of Avalon’s Board of Directors, and will be available to consult with management on an “as needed” basis. I am extremely grateful to Ron Klingle, our Chairman, and the members of our Board of Directors for having given me the opportunity to participate in shaping the future direction of the Company.” Mr. Klingle stated: “I want to thank Ted for his tremendous assistance to the Company. We will continue to rely on his advice as a member of the Board and wish him the best of luck in his future endeavors”. Mr. Klingle will assume the position of Chief Executive Officer upon Mr. Wesolowski’s departure.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVALON HOLDINGS CORPORATION
(Registrant)

By:	/s/ Timothy C. Coxson
Timothy C. Coxson
Chief Financial Officer and Treasurer

DATED: March 1, 2004

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